Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

July 3, 2017
Ophthotech Corporation
One Penn Plaza, 19th Floor
New York, NY 10119
U.S.A.
Ladies and Gentlemen:
Reference is made to that certain Licensing and Commercialization Agreement dated as of May 19, 2014 (the “Agreement”), by and among Ophthotech Corporation, a Delaware corporation (“Ophthotech”), and Novartis Pharma AG, a Swiss company (“Novartis”). Ophthotech and Novartis are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
This letter agreement (this “Letter”) sets forth certain additional understandings and agreements of the Parties with respect to the Agreement and the subject matter thereof.

1.	Certain Defined Terms. As used in this Letter, the following terms shall have the meanings set forth below:

(a)	“1004 Study” means the Phase 3 clinical study designated OPH1004 (ClinicalTrials.gov identifier: NCT01940887).

(b)	“1004 Study Data” means the patient-level data in database form, derived or resulting from the first interpretable results of the 1004 Study.

(c)	“1004 Study Data Availability Date” means the date on which Ophthotech receives the first interpretable results of the 1004 Study.

(d)	“Letter Effective Date” means the date first written above.

(e)
“Novartis Anti-VEGF Product” means Lucentis® (ranibizumab), RTH258 (formerly ESBA1008) as set forth in Exhibit E to the Agreement, or any other anti-VEGF product that is controlled by Novartis or any of its Affiliates, in each case regardless of finished form, formulation, preparation, packaging or dosing.

(f)
“Specified Clinical Studies” means (i) the Lucentis® monotherapy control-arm of the Phase 2 clinical study designated OPH1001 (ClinicalTrials.gov identifier NCT01089517); (ii) the Lucentis® monotherapy control-arm of the Phase 3 clinical study designated OPH1002 (ClinicalTrials.gov identifier: NCT01944839); and (iii) the Lucentis® monotherapy control-arm of the Phase 3 clinical study designated OPH1003 (ClinicalTrials.gov identifier: NCT01940900).

(g)	“Study Data” means the results, data, reports, records and materials, including patient-level data, generated in connection with a clinical study.

2.
License Grant by Ophthotech. Ophthotech hereby grants to Novartis for the period commencing on the Letter Effective Date and ending on the date that is the later of (a) five (5) years from the Letter Effective Date and (b) the Term of the Agreement, a nonexclusive, fully paid-up and royalty-free, irrevocable, right and license, for any and all uses and purposes in the Novartis Territory in connection with the Development, Commercialization and Manufacturing of any Novartis Anti-VEGF Product, with the right to grant sublicenses to its Affiliates, under Ophthotech’s rights in the Study Data generated in connection with the Specified Clinical Studies and delivered by Ophthotech to Novartis during the Term of the Agreement. For clarity, the licenses granted to Novartis in this paragraph 2 shall not limit or otherwise affect any of the licenses granted to Novartis in the Agreement and this paragraph 2 shall not create any independent right or obligation with regard to the delivery of any Study Data to Novartis following termination of the Agreement.

3.
Section 365(n) of the U.S. Bankruptcy Code. For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country, all rights and licenses granted under or pursuant to any paragraph of this Letter, including paragraph 2 of this Letter, are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Letter, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. Each Party hereby acknowledges that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the licensor elects to continue to perform all of its obligations under this Letter, or (ii) if not delivered under (i) above, upon written request therefor by the licensee following the rejection of this Letter by or on behalf of the licensor. The provisions of this paragraph are without prejudice to any rights the non-subject Party may have arising under the Code, Laws of other jurisdictions governing insolvency and bankruptcy, or other applicable Law.

4.	1004 Study Data. Ophthotech shall provide to Novartis a written copy of the 1004 Study Data within [**] from the 1004 Study Data Availability Date.

5.
1004 Study Meeting. Within [**] after receipt by Novartis of the 1004 Study Data, Novartis and Ophthotech shall meet (the “1004 Study Meeting”) for the purpose of determining next steps with regard to the 1004 Study, including making a mutual determination as to whether to contact the EMA to discuss the regulatory pathway in the EU in order to obtain EU Regulatory Approval of the Standalone Product in light of the 1004 Study Data (an “EMA Meeting”).

6.	EMA Meeting: Election to Terminate or Continue Agreement.

(a)
No later than [**] following the 1004 Study Meeting, Novartis shall provide Ophthotech a written notice stating that Novartis, in its sole discretion, elects to either (i) continue the Term of the Agreement or (ii) terminate the Agreement with immediate effect. If Novartis fails to provide such written notice, the Agreement will terminate with immediate effect on the [**] following the 1004 Study Meeting.

(b)
If, at the 1004 Study Meeting, the Parties disagree as to whether to contact the EMA to schedule an EMA Meeting and if Novartis elects to continue the Term of the Agreement pursuant to paragraph 6(a) hereof, Novartis shall accept Ophthotech’s positon with regard to the EMA Meeting.

(c)
If an EMA Meeting is scheduled, within [**] after the date on which the EMA Meeting is held, Novartis shall provide Ophthotech a written notice stating that Novartis, in its sole discretion, elects to either (i) continue the Term of the Agreement, in which case this Letter shall terminate and have no further force and effect except for paragraphs 1, 2, 3, 7, 8 and 10 which shall survive or (ii) terminate the Agreement with immediate effect. If Novartis fails to provide such written notice, the Agreement will terminate on the [**]following the EMA Meeting.

(d)
Notwithstanding anything herein to the contrary, including the suspension provisions of paragraph 8, Section 4.10 of the Agreement shall govern the preparation for and the conduct of the EMA Meeting and any other communication or correspondence with Regulatory Authorities.

7.
Amendment to Development Plan. If Novartis elects to continue the Term of the Agreement, then the Parties shall amend the Development Plan in accordance with the provisions of Section 4.03(c) of the Agreement.

8.
Obligations of the Parties. The Parties have agreed to suspend any further affirmative obligations (including financial obligations other than those obligations with respect to the settlement of Invoice #201600012) of the Parties under the Agreement with respect to Development, Manufacture, Commercialization, regulatory activities (except as set forth in paragraph 6(d) hereof) and governance of the collaboration (without prejudice to any licenses or other similar rights granted under the Agreement, which remain in effect) and accordingly, neither Party shall have any such obligations under the Agreement, unless and until such time as Novartis elects, in its sole discretion, to continue the Term of the Agreement in accordance with the provisions of paragraph 6(a) hereof (and, if applicable, paragraph 6(c) hereof). If Novartis so elects to continue the Term of the Agreement, the duties, liabilities and obligations of Novartis set forth in the Agreement shall apply with effect from and after the date of Novartis’ notice thereof. In the event that it is determined that further studies are necessary for the Regulatory Approval of the Standalone Product by the EMA, then such studies shall be deemed to be part of the Existing Fovista Clinical Program and accordingly such studies shall be led, controlled and under the responsibility of Ophthotech in accordance with the Agreement, subject to this paragraph 8. Within [**] following the delivery by Novartis of the written notice indicating Novartis’s intent to continue the Term of the Agreement pursuant to paragraph 6(c) hereof, the Parties shall reconstitute the JOC, JCDRS, JTDMS and JCS. Within [**] following the delivery by Novartis of the written notice indicating Novartis’ intent to continue the Term of the Agreement pursuant to paragraph 6(c) hereof, the Parties will conduct a meeting of the JOC for the purpose of (a) discussing the scope of the additional study or studies required for Regulatory Approval of the Standalone Product (if any) and (b) discussing in good faith and coming to a mutual decision as to how such study or studies will be funded, provided that if the Parties do not otherwise agree as to such funding, each Party shall be required to fund fifty percent (50%) of the cost and expense of such study or studies. The Parties, through the JOC, also shall discuss in good faith and come to a mutual decision regarding any additional studies that may be necessary or desirable for the remainder of the Novartis Territory.

9.
Effect of Termination. If the Agreement is terminated in accordance with the provisions of paragraph 6 of this Letter, then the provisions of Sections 11.11 (Return of Confidential Information) and 11.12 (Survival) of the Agreement shall apply to such termination, provided, however, that (i) Section 11.10 (Effect of Termination) of the Agreement shall not survive such termination, other than Section 11.10(c)(iii) which shall survive, and (ii) neither Party shall have any other duties, liabilities or obligations to the other Party as a result of any such termination. For the avoidance of doubt, paragraphs 1, 2, 3, 9 and 10 of this Letter shall survive termination of the Agreement.

10.
Waiver of Section 11.06 of the Agreement. The parties hereby acknowledge and agree that for the remainder of the Term of the Agreement, Ophthotech waives, and shall not exercise, its rights under Section 11.06 of the Agreement.

11.
Miscellaneous. This Letter supplements the Agreement and shall be construed together with the Agreement and, except as set forth in this Letter, the Agreement remains in full force and effect as presently written. In the event of a conflict between the terms of this Letter and the terms of the Agreement, the terms of this Letter shall control. Sections 13.01, 13.02, 13.03, 13.06 and 13.12 of the Agreement are incorporated herein by reference and shall apply to this Letter mutatis mutandis. The Parties acknowledge that this Letter may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Letter may be amended only in writing signed by properly authorized representatives of each of Ophthotech and Novartis.

[Signature page follows]

IN WITNESS WHEREOF, Novartis and Ophthotech have caused this Letter to be duly executed by their authorized representatives under seal, in duplicate on the dates written herein below.
NOVARTIS PHARMA AG
By:    /s/ Nigel Sheail
    Title: Head Business Development &
        Licensing
By:    /s/ Julie Pender
    Title: Head of Legal Ophthalmology
         Franchise
OPHTHOTECH CORPORATION

By:    /s/ Glenn Sblendorio
    Title:    Chief Executive Officer
    Date:    July 3, 2017